UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report: January 22, 2013

HOME LOAN SERVICING SOLUTIONS, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	001-35431	98-0683664
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Home Loan Servicing Solutions, Ltd.

c/o Intertrust Corporate Services (Cayman) Limited

190 Elgin Avenue

George Town, Grand Cayman

KY1-9005

Cayman Islands

(Address of principal executive office)

Registrant’s telephone number, including area code: (345) 943-3100

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation.

On January 22, 2012, HLSS Servicer Advance Receivables Trust (the “Issuer”) issued $1.15 billion in asset-backed term notes. Below is a brief description of their maximum principal amount, interest rate and maturity of the notes by class:

		Interest
S&P	Amount	Rate	Spread
Rating	($millions)	(Fixed)	Over Libor
One Year Term Notes -
AAA	$562.3	0.90%	0.59%
AA	44.9	1.25%	0.94%
A	22.3	1.65%	1.34%
BBB	20.5	2.50%	2.19%
Total	$650.0	1.00%	0.69%
Three Year Term Notes -
AAA	$302.8	1.50%	1.02%
AA	24.2	1.75%	1.27%
A	12.0	2.50%	2.02%
BBB	11.0	3.25%	2.77%
Total	$350.0	1.61%	1.13%
Five Year Term Notes -
AAA	$129.8	2.30%	1.44%
AA	10.4	2.75%	1.89%
A	5.1	3.50%	2.64%
BBB	4.7	4.50%	3.64%
Total	$150.0	2.44%	1.58%

Total	$1,150.0	1.37%	0.94%

The Issuer’s notes are secured by servicing advance receivables and are being issued under the second amended and restated base indenture entered into on September 13, 2012 and the Series 2013- T1 indenture supplement, which is applicable to these notes only. See “The Business—Description of Servicing Advance Facility Agreements and the Advance Financing Facility” in our Prospectus dated December 18, 2012 for a more detailed description of the Issuer and the agreements governing the issuance of its notes.

The proceeds from this issuance of notes are being used to partially pay down previously-issued series of the Issuer’s variable funding notes. The aggregate outstanding commitments available on the variable funding notes is $1 billion, down from $2 billion prior to the issuance of the asset-backed notes, with a weighted average interest rate of one-month LIBOR plus 1.95%, down from one-month LIBOR plus 2.32% prior to the issuance of the asset-backed notes.

Item 9.01. Financial Statements and Exhibits.

(a)—(c) Not applicable.

(d) Exhibits:

10.1	Series 2013-T1 Indenture Supplement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOME LOAN SERVICING SOLUTIONS, LTD.
(Registrant)

By:	/s/ James Lauter
James Lauter
Senior Vice President & Chief Financial Officer
(On behalf of the Registrant and as its principal financial officer)

Date: January 22, 2013